FORM  5305-A
(Rev. October 1992)
Department of the Treasury
Internal Revenue Service
                     INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT

              (Under Section 408(a) of the Internal Revenue Code)
                                                         DO NOT File
                                                           with the
                                                           Internal
                                                       Revenue Service
--------------------------------------------------------------------------
Name of Depositor  ________________________________________________
Date of birth of depositor ________________________________________
Identifying number (see instructions)______________________________
Address of depositor ______________________________________________
Check if Amendment     _______
Name of custodian:          INVESTORS FIDUCIARY TRUST COMPANY
Address or principal place
of business of custodian:   KANSAS CITY, MISSOURI
---------------------------------------------------------------------------
  The Depositor whose name appears above is establishing an individual retirement account under section 408(a) to provide for his or her retirement and for the support of his or her beneficiaries after death.
  The Custodian named above has given the Depositor the disclosure statement required under Regulations section 1.408-6.
  The Depositor has assigned the custodial account... dollars($....) in cash.
  The Depositor and the Custodian make the following agreement:

                                ARTICLE I
   The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(e), or an employer contribution to a simplified employee pension plan as described in section 408(k). Rollover contributions before January 1, 1993, include rollovers described in section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), 403(d)(3), or an employer contribution to a simplified employee pension plan as described in section
408(k).

                               ARTICLE II
   The Depositor's interest in the balance in the custodial account is nonforfeitable.

                               ARTICLE III
  1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5)).
  2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

                               ARTICLE IV
  1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) and Proposed Regulations section 1.408-8, including the incidental death benefit provisions of Proposed Regulations section 1.401(a)(9)-2, the provisions of which are incorporated by reference.
  2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.
  3. The Depositor's entire interest in the custodial account must be, or begin to be, distributed by the Depositor's required beginning date, (April 1 following the calendar year end in which the Depositor reaches age 70 1/2).
By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:
    (a)  A single sum payment.
    (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.
    (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.
    (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.
    (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.
  4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:
    (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.
    (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either
           (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or
           (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.
    (c) Except where distribution in the form of an annuity meeting the requirements of section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.
    (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

 5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year the distributions are required to commence.
  6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 5245, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

                              ARTICLE V
  1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under section 408(i) and Regulations sections 1.408-5 and 1.408-6.
  2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

                              ARTICLE VI
  Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) and the related regulations will be invalid.

                              ARTICLE VII
  This agreement will be amended from time to time to comply with the provisions of the Code and regulated regulations. Other amendments may be made with the consent of the persons whose signatures appear below.
-----------------------------------------------------------------------------

NOTE: The following space (Article VIII) may be used for any other provisions you want to add. If you do not want to add any other provisions, draw a line through this space. If you do add provisions, they must comply with applicable requirements of state law and the Internal Revenue Code.
-----------------------------------------------------------------------------
                             ARTICLE VIII

The text of Article VIII is attached as "Attachment to IRS Form 5305-A:
Article VIII" to this Form 5305-A and is incorporated herein by reference.
-----------------------------------------------------------------------------
Depositor's signature ______________________________________Date_____________

Custodian's signature_______________________________________Date_____________

Witness _____________________________________________________________________
   (Use only if signature of the Depositor or the Custodian is required to be witnessed.)
-----------------------------------------------------------------------------

GENERAL INSTRUCTIONS

(Section references are to the Internal Revenue Code unless otherwise noted.)

PURPOSE OF FORM

Form 5305-A is a model custodial account agreement that meets the requirements of section 408(a) and has been automatically approved by the IRS. An individual retirement account (IRA) is established after the form is fully executed by both the individual (Depositor) and the Custodian and must be completed no later than the due date of the individual's income tax return for the tax year (without regard to extensions). This account must be created in the United Stats for the exclusive benefit of the Depositor or his or her beneficiaries.

  Individuals may rely on regulations for the Tax Reform Act of 1986 to the extent specified in those regulations.

  Do not file Form 5305-A with the IRS.  Instead, keep it for your records.

  For more information on IRAs, including the required disclosure you can get from your custodian, get Pub. 590, Individual Retirement Arrangements (IRAs).

DEFINITIONS

CUSTODIAN.--The Custodian must be a bank or savings and loan association, as defined in section 408(n), or any person who has the approval of the IRS to act as custodian.

DEPOSITOR.--The Depositor is the person who establishes the custodial account.

IDENTIFYING NUMBER

The depositor's social security number will serve as the identification number of his or her IRA. An employer identification number is only required for each participant-directed IRA. An employer identification number is required for a common fund created for IRAs.

IRA FOR NONWORKING SPOUSE

Form 5305-A may be used to establish the IRA custodial account for a nonworking spouse.
Contributions to an IRA custodial account for a nonworking spouse must be made to a separate IRA custodial account established by the nonworking spouse.

SPECIFIC INSTRUCTIONS

ARTICLE IV.--Distributions made under this article may be made in a single sum, periodic payment, or a combination of both. The distribution option should be reviewed in the year the Depositor reaches age 70 1/2 to ensure that the requirements of section 408(a)(6) have been met.
ARTICLE VIII.--Article VIII and any that follow it may incorporate additional provisions that are agreed to by the depositor and custodian to complete the agreement. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of the custodian, custodian's fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the depositor, etc. Use additional pages if necessary and attach them to this form.

NOTE: Form 5305-A may be reproduced and reduced in size for adoption to passbook purposes.
-----------------------------------------------------------------------------
             ATTACHMENT TO IRS FORM 5305-A:  ARTICLE VIII

1.  DEFINITIONS.  The following definitions shall apply to terms used in this
    Article VIII:

    a. "Application" shall mean the IRA Application submitted by the Depositor to the Custodian.
    b. "Code" shall mean the Internal Revenue Code of 1986, as amended, including any regulations, procedures, rulings, or notices issued thereunder.
    c.  "Company" shall mean The Omni Investment Fund.
    d. "Custodial Account" shall mean the custodial account established under this element.

2. INVESTMENT OF CONTRIBUTIONS. Contributions shall be invested in shares of the Company mutual funds in accordance with the Depositor's written instructions in the Application, and with subsequent written instructions of the Depositor (or, following the death of the Depositor, his or her beneficiary) in a form acceptable to and filed with the Custodian. By giving such instructions, the Depositor (or beneficiary, where applicable) will be deemed to have acknowledged receipt of the then current prospectus for any shares in which the Depositor (or beneficiary) directs the Custodian to invest contributions. The Depositor, by making a rollover contribution, as described in Article I, hereby certifies that the contribution meets all requirements for rollover contributions. The amount of each contribution shall be applied to the purchase of such shares at the price and in the manner in which such shares are then being publicly offered by the Company in accordance with the then current prospectus, and such shares shall be credited to the Custodial Account. All dividends and capital gain distributions received on the shares of the fund held in each Custodial Account shall (unless received in additional shares of such fund) be reinvested in such shares which shall be credited to such Custodial Account. If any distribution on shares of the fund may be received at the election of the shareholder in additional shares or in cash or other property, the Custodian shall elect to receive such distribution in additional shares. The Custodian shall not be liable for interest on any cash balance in the Custodial Account. All Company shares acquired by the Custodian shall be registered in the name of the Custodian or its registered nominee.

3. VOTING WITH RESPECT TO SHARES. The Custodian shall have no power or authority to vote any shares of the Company, except in accordance with the directions provided to it by the Depositor. In the event the Depositor fails or declines to direct the Custodian as to voting any such shares held by the Custodial Account, that failure or declination to direct shall be deemed to be a direction not to vote such shares.

4. ALTERNATIVE DISTRIBUTION METHODS: Notwithstanding Article IV, a Depositor may elect in writing in a form acceptable to and filed with the Custodian, to have the balance in the Custodial Account distributed only in a lump sum or in substantially equal payments over a period that does not exceed the Depositor's life expectancy or the joint and last survivor lift expectancy of the Depositor and his or her designated beneficiary. For this purpose, all expectancies must be determined by using applicable Internal Revenue Service tables. Notwithstanding paragraph 2 of Article IV, unless an election to have life expectancies recalculated annually is made by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, of
    Article IV, lift expectancies shall not be recalculated. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated. To receive an annuity distribution, a Depositor may roll over a lump sum distribution to purchase an individual retirement annuity payable in equal or substantially equal payments over the Depositor's life expectancy or the joint and last survivor life expectancy of the Depositor and his or her designated beneficiary. The distribution option should be reviewed in the year the Depositor reaches age 70 1/2 to make sure the requirements of Code Section 408(a)(6) have been met. Consistent with paragraph 6 of Article IV, the Custodian is not obligated to make any distribution absent a specific written direction, in a form acceptable to and filed with the Custodian, from the Depositor or designated beneficiary to do so.

5. Amendment and Termination. The Depositor may at any time and from time to time terminate this Agreement in whole or in part by delivering to the Custodian a signed written notice of such termination, in a form acceptable to the Custodian. The Depositor and the Custodian delegate to the Company the night to amend this Agreement (including retroactive amendments) by written notice to the Custodian and the Depositor. The Depositor shall be deemed to have consented to any such amendment, provided that (a) no amendment shall cause or permit any part of the assets of the Custodial Account to be diverted to purposes other than for the exclusive benefit of the Depositor or his or her beneficiaries; (b) any amendment which affects the rights, duties or responsibilities of the Custodian may only be made with the Custodian's consent; and (c) no amendment shall be made except in accordance with any applicable laws and regulations affecting this Agreement and the Custodial Account.

6. RESIGNATION OR REMOVAL OF CUSTODIAN. The Custodian may resign at any time upon thirty (30) days notice in writing to the Company. Upon such resignation, the Company shall notify the Depositor, and shall appoint a successor custodian under this Agreement. The Depositor or the Company at any time may remove the Custodian upon 30 days written notice to that effect in a form acceptable to and filed with the Custodian. Such notice must include designation of a successor custodian. The successor custodian shall satisfy the requirements of section 408(h) of the Code. Upon receipt by the Custodian of written acceptance of such appointment by the successor custodian, the Custodian shall transfer and pay over to such successor the assets of and records relating to the Custodial Account.
    The Custodian is authorized, however, to reserve such sum of money as it may deem advisable for payment of all its fees, compensation, costs and expenses, or for payment of any other liability constituting a charge on or against the assets of the Custodial Account or on or against the

    Custodian, and where necessary may liquidate shares in the Custodial
    Account for such payments.   Any balance of such reserve remaining after
    the payment of all such items shall be paid over to the successor Custodian. The Custodian shall not be liable for the acts or omissions of any predecessor or successor custodian or trustee.

7. CUSTODIAN'S ANNUAL FEES: The Depositor shall be charged by the Custodian for its services under this Agreement in such amount as the Custodian shall establish from time to time. Sufficient shares may be liquidated from the Custodial Account to pay the fee. The annual fee in effect on the date of this Agreement is set forth in the Application. A different fee may be substituted at any time upon written notice to the Depositor.
    A Depositor who does not consent to such new fee should terminate this Agreement pursuant to paragraph 5 of Article VIII within 30 days of the notice of the new fee. If no such termination is made within 30 days of the notice of the new fee, the Depositor will be deemed to have consented to the new fee. The Custodian's ability to earn income on amounts held in non-interest bearing accounts has been taken into consideration in establishing the Custodian's fees. The Custodian shall be entitled to retain any such income as a part of its agreed compensation hereunder, and such income shall not be or become a part of the Custodial Account.

8. OTHER FEES AND EXPENSES. Any income or other taxes of any kind whatsoever that may be levied or assessed upon or with respect to the Custodial Account or the income thereof, any transfer taxes incurred in correction with the investment and reinvestment of the assets of the Custodial Account, all other reasonable administrative expenses incurred by the Custodian with respect to any such taxes, or with respect to any controversies concerning the Custodial Account, including, but not limited to, fees for legal services rendered to the Custodian and related costs, and such reasonable compensation to the Custodian for acting in that capacity with respect to any such taxes or controversies, may, in the discretion of the Custodian, be charged against and paid from the assets of the Custodial Account. Sufficient shares may be liquidated from the Custodial Account to pay any such taxes, expenses and compensation.

9. INALIENABILITY OF ASSETS: No interest, right or claim in or to any part of the Custodial Account, nor any assets held therein or benefits provided hereunder shall be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause any such interest, right, claim, assets or benefits to be so subjected shall not be recognized, except to the extent as may be required by law.

10. EXCHANGE PRIVILEGE: With respect to any Company shares held in the Custodial Account, the Depositor (or beneficiary, where applicable may, upon submission of written instructions in a form acceptable to and filed with the Custodian, cause shares of any fund to be exchanged for shares of any other fund of the Company meeting the requirements of this Agreement, upon the terms and within the limitations imposed by the then current prospectus of the fund of the Company which are acquired in the exchange.

    By giving such instructions, the Depositor (or beneficiary) will be deemed to have acknowledged receipt of such prospectus.

11. DESIGNATION OF BENEFICIARY. The Depositor may designate a beneficiary or change or revoke the designation of a beneficiary, by written notice in a form acceptable to and filed with the Custodian, prior to the complete distribution of the balance in the Custodial Account. If the Depositor has not by the date of his or her death properly designated a beneficiary in accordance, with the preceding sentence, or if no designated beneficiary survives the Depositor, the Depositor's beneficiary shall be his or her estate. If a beneficiary dies before receiving his or her entire interest in the Custodial Account, his or her remaining interest in the Custodial Account shall be paid to the beneficiary's estate.

12. RESPONSIBILITY AS TO CONTRIBUTIONS OR DISTRIBUTIONS. The Custodian will not under any circumstances be responsible for the tinning, purpose or propriety of any contribution or of any distribution made hereunder, nor shall the Custodian incur any liability or responsibility for any tax imposed on account of any such contribution or distribution.

13. Other Limits on Responsibilities of the Custodian. The Custodian shall not incur any liability or responsibility in taking or omitting, to take any action based on any notice, election, or instruction or any written instrument believed by the Custodian to be genuine and to have been properly executed. The Custodian shall be under no duty of inquiry with respect to any such notice, election, instruction, or written instrument, but in its discretion may request any tax waivers, proof of signatures or other evidence which it reasonably deems necessary for its protection. The Depositor and the successors of the Depositor including any executor or administrator of the Depositor shall, to the extent permitted by law, indemnify the Custodian and its successors and assigns against any and all claims, actions or liabilities of the Custodian to the Depositor or the successors or beneficiaries of the Depositor whatsoever (including without limitation all reasonable expenses incurred in defending against or settlement of such claims, actions or liabilities) which may arise in connection with this Agreement or the Custodial Account, except those due to the Custodian's own bad faith, gross negligence or willful misconduct. The Custodian shall not be under any duty to take any action not specified in this Agreement, unless the Depositor shall furnish it with instructions in proper form and such instructions shall have been specifically agreed to by the Custodian, or to defend or engage in any suit with respect hereto unless it shall have first agreed in writing to do so and shall have been fully indemnified to its satisfaction.

14. NOTICES. All written notices required or permitted to be given by the Custodian shall be deemed to have been given when sent by mail to the Depositor at the Depositor's last address of record provided to the Custodian. All written notices required or permitted to be given to the Custodian shall be deemed to have been given when received by the Custodian if mailed to the Custodian at DST Systems Inc., c/o The Omni Investment Fund, P.O. Box 419958, Kansas City, MO 64141, or such other address as the Custodian shall provide to the Depositor from time to time.

15. TIMING OF CONTRIBUTIONS. A contribution is deemed to have been made on the last day of the preceding taxable year if the contribution is made by the deadline for filing the Depositor's income tax return (not including extensions) and if the Depositor designates the contribution as a contribution for the preceding taxable year in a manner acceptable to the Custodian. The Custodian will not be liable or responsible for any consequences of postal delays or delays resulting from an incomplete Application or a designation made in an unacceptable form. Applications received by the Custodian postmarked after the deadline will be treated as a contribution for the Depositor's current tax year. Improperly completed applications will be returned to the sender.

16. GOVERNING LAW. This Agreement and the Custodial Account shall be construed, administered and enforced according to the laws of the State of Missouri.

17. WHEN EFFECTIVE. This Agreement shall not become effective until acceptance of the Application by the Custodian at its principal offices, as evidenced by a written confirmation to the Depositor.